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                                                                    EXHIBIT 99.1

                              WOLVERINE TUBE, INC.

                          P R E S S    R E L E A S E

Contact:   Thomas B Sabol
           Senior Vice President
           Chief Financial Officer
           (256) 580-3500

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       WOLVERINE TUBE ANNOUNCES TWO NEW MEMBERS ON ITS BOARD OF DIRECTORS


HUNTSVILLE, ALABAMA, (OCTOBER 24, 2005) - Mr. David M. Gilchrist, Jr. and Mr. William C. Griffiths joined the Board of Directors of Wolverine Tube, Inc. (NYSE: WLV) on October 19, 2005. Also, Board member W. Barnes Hauptfuhrer has resigned to pursue other business opportunities, effective October 19, 2005. With the combination of these independent events, the Board expands from seven to eight members.

         Mr. Gilchrist has served as President and Chief Executive Officer of Jackson Products, Inc. ("Jackson") since 2003. Jackson, a privately held company, is a manufacturer of personal and highway safety products including welding helmets, hard hats, marking equipment and traffic cones. From 1995 to 2003, Mr. Gilchrist was employed as President and Chief Executive Officer of VP Buildings, Inc, a manufacturer of metal buildings. Prior to that, he was employed as President and Chief Operating Officer of Mid-South Industries (1994 to 1995), as President of Tomkins Industries (1991 to 1994), and held various marketing positions from 1979 to 1991 with Emerson Electric and General Electric. Mr. Gilchrist brings a wealth of manufacturing and international experience to the Company.

         Mr. Griffiths has been employed by Champion Enterprises ("Champion") since 2004 as its President and Chief Executive Officer. Champion is a leading manufactured housing company traded on the NYSE (NYSE: CHB). Prior to joining Champion, Mr. Griffiths was employed as President of the Fluid Systems Division of SPX Corporation from 1998 to 2004. From 1994 to 1998, Mr. Griffiths served as President of Waukesha Cherry-Burrell, an international manufacturer of fluid handling, heat exchange and food processing equipment. From 1975 until 1994, Mr. Griffiths served in a variety of mostly senior executive positions at CSMI, Inc., Cygnus Industries, Inc., Admac, Inc., the Jarvis Clark Company, Tamrock, Inc. Ingersoll-Rand and Anglo American Corporation. Mr. Griffiths brings thirty years of business experience in line management roles to the Company, including international experience.



                             Corporate Headquarters
                       200 Clinton Avenue West, Suite 1000
                              Huntsville, AL 35801


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                              WOLVERINE TUBE, INC.
                                   Page 2 of 2

         "We are very pleased to welcome Dave and Bill to our Board. Our Company will benefit from the addition of their many years of solid managerial and strategic leadership experience," stated Dennis Horowitz, Chairman and Chief Executive Officer." Mr. Horowitz added, "At the same time, we wish the best for Barnes and thank him for his many years of service to the Board and Company. He brought a wealth of experience and leadership to our Board during his tenure with Wolverine Tube."

ABOUT WOLVERINE TUBE, INC.

         Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products, metal joining products as well as copper and copper alloy rod, bar and other products. Internet addresses: www.wlv.com and www.silvaloy.com.







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